Exhibit 21.1


                         Subsidiaries of the Registrant


American International Refinery, Inc.
     State of Incorporation - Louisiana

American International Petroleum Kazakstan
     State of Incorporation - Nevada

American Eurasia Petroleum Corporation
     State of Incorporation - Nevada

1229329 Ontario Limited
     Province of Incorporation - Ontario